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                                                                    Exhibit 99.2


                                 NCO GROUP, INC.
                       First Quarter 2003 Conference Call
                           May 7, 2003, 11:30 a.m. ET


Operator:            Good morning. My name is May and I will be your conference facilitator today. At this time, I would like to welcome everyone to the NCO Group First Quarter 2003 Conference
                     Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

                     Thank you. Ms. Engel, you may begin your conference.

Nicole Engel:        Good morning and thank you for joining us today to discuss
                     NCO Group's first quarter 2003 results. By now you should have all received a fax copy of the press release, however, if anyone is missing a copy and would like one please contact our office at 212-445-8000 and we will send one over to you and ensure that you are on NCO Group's distribution list.

                     There will be a replay for the call, which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-642-1687 or 706-645-9291, pass code 185669.

                     On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group, and Steve Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the line for questions.

                     Before we begin I would like to read a forward-looking statement disclaimer. Certain statements on this call, including without limitation, statements as to the effects of the revision of the company's revenue recognition policy


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                     on future financial results, statements as to fluctuations in quarterly operating results, statements concerning projections, statements as to the economy and its effects on NCO's business, statements as to trends, statements as to NCO's or management's beliefs, expectations or opinions, and all other statements on this call other than historical facts are forward-looking statements as such term is defined in the Securities Exchange Act of 1934 which are intended to be created by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties are subject to change at any time and may be affected by various factors that could cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors including those discussed in today's release and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission including the annual report on Form 10K for the year ended December 31, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                     Michael, would you like to begin?

Michael Barrist:     Yes. Thank you and thank you everyone for joining the NCO
                     Group first quarter 2003 conference call. Today's call will follow our normal format. The first part of the call will be dedicated to our operational overview of the quarter, including our current outlook on the economy and business environment for the remainder of the year. Second, I'll update our 2003 guidance for anticipated second quarter results. Steven Winokur, our Chief Financial Officer, will provide a detailed financial recap of the quarter, and then we'll open up for questions.

                     During the first quarter, NCO met all of its operational and financial objectives. The company had consolidated revenue of approximately $189 million, consolidated net income of $11.2 million, and diluted earnings per share of 41 cents. This was in line with our guidance of 40 to 44 cents. While revenue and earnings per share were in line with expectations and client performance remained strong during the quarter, which gave rise to incremental new business opportunities, I believe that it's important to look at the quarter in detail to truly understand how well the company actually performed.


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                     During the quarter we experienced a normal seasonality
                     associated with increased availability of consumer funds as a direct result of tax season. As with last year, the tax season lift came early this year resulting in us exceeding our expectations in January and February; however, the war in Iraq, in conjunction with weak performance in the markets and weak consumer spending, resulted in March falling slightly behind expectations. While April was also impacted by the slowing, the second quarter is tracking to budget.

                     During the quarter, revenue in our domestic service business increased $16.3 million or 10.4% when compared to the fourth quarter of last year. It's important to note that NCO achieved this benchmark despite the fact that during the quarter we deferred into future periods an additional $1 million of net revenue associated with the company's long-term collection contract with one of its largest clients. Both Steven and I will discuss this contract in detail later in this call.

                     It is also important to note that approximately one-eighth of this increase is a result of incremental servicing fees associated with NCO Portfolio Management. Profitability in this division also improved over the fourth quarter.

                     Revenue in our international operations increased $2.6 million or 19.9% when compared to the fourth quarter of last year. This increase was primarily contributable to the further deployment of foreign labor on behalf of the company's domestic clients. Additionally, the company did experience improved revenue from both the Canadian and UK business units as a result of incremental business from existing customers and new revenue from new customers. This segment also experienced improved profitability over the fourth quarter of last year.

                     In the portfolio purchase business revenue increased $1.6 million or 9.4% when compared to the fourth quarter of last year. This increase in revenue was offset with higher than expected contingent collection of legal fees, as well as increased interest expense associated with lender

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                     participation on several newer portfolios. This segment was the only segment to experience a decline in profitability when comparing to the fourth quarter. I'll also discuss NCO Portfolio in detail later in this call.

                     During the quarter we continued to managed our expense structure to our revenue levels cutting where appropriate and in some cases increasing in order to maintain our performance amongst our peers with certain clients in order to assure that we would receive incremental business as our clients continue to rationalize their AR management functions.

                     We continue to see the benefits from our decision not to conduct wholesale expense cuts to place our client performance rankings at risk. By maintaining our best in class status in the industry, we continue to be the beneficiary of new opportunities in an environment where many clients have cut back on vendor contracts.

                     During the quarter we continue to focus our efforts on how to better meet our client needs while consistently improving profitability. The investments we have made in our clients to date have paid off with incremental volume and we feel confident that our status with our clients as it relates to both service and performance will continue to yield a tangible, positive result for the remainder of the year. With that said, we continue to be extremely focused on both new revenue growth, as well as margin improvement.

                     During the quarter we continued the deployment of our new foreign labor strategy. As we discussed last quarter, we believe that one of the best opportunities for us to grow our business is to offer our clients user-friendly access to foreign labor for our clients. The NCO network allows our clients access to labor in Canada and India, and shortly Barbados, via one contract and one point of contact.

                     In conjunction with this initiative, we continue to expand our facilities in Canada and India to accommodate additional domestic business and we have entered into an agreement with a new joint venture partner in Barbados. Additionally, we are looking into other near shore and off shore alternatives. By year-end we will have 1,600 seats outside of the United States working domestic business.

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                     In addition, we have begun the process of being able to
                     collect domestic bad debt contingency accounts outside the United States. We have relocated two NCO employees to India to oversee this initiative and we will begin to test this process in the next 30 days. Additionally, we will in the not so distant future begin to deploy administrative positions in India so we can utilize our seats on 24-hour basis.

                     Before I move on to operations, I would like to spend a moment on our balance sheet. Over the last several quarters we have been focused on improving our balance sheet through better collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. This focus continued during the first quarter with a net repayment of $8.1 million of debt from our revolving credit facility. We have also repaid already in the second quarter $6.5 million on that facility.

                     Additionally, during the quarter we were able to maintain our A/R days at 48. However, if you exclude the accounts receivable acquired with the RevGro acquisition, which is still being transitioned to the NCO collection protocol, the days outstanding would have decreased from 47 days last quarter down to 45 days this quarter.

                     Now on to operations. During the first quarter, the overall operating environment for cash receivable outsourcing was similar to the general business services environment. Clients began to move forward on buying decisions; however, the price to value quotient was more important than ever. During the quarter we met our new business expectations and our current pipeline is in line with the conservative view that we took for the remainder of the year.

                     As we look forward to the next three quarters, it is our continued view that the economy will not recover and we will continue to feel the effects of weak consumer spending patterns. Our model for this year made the assumption that we would not see any improvement in the consumer's behavior, and accordingly, this view does not change our outlook.


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                     From a competitive perspective, several new business
                     opportunities arose from the ongoing financial and operational challenges being experienced by several of our major competitors. Decreased profitability caused, we believe, by lack of early integration and excessive leverage has caused their performance to slip and client confidence to erode.

                     During the quarter, our subsidiary NCO Portfolio continued to benefit from an improving purchase marketplace. However, the economy, in conjunction with the overall age of many of the portfolios, continued to create some challenges. Our percentage of revenue to collections continued to decrease as the older portfolios transition to a greater percentage of amortization. This trend is to be expected and will reverse if we are able to continue to operate in a favorable purchase environment and are able to deploy larger amounts of capital so the ratio of new portfolios to older portfolios improves.

                     Additionally, as I stated before, this subsidiary experienced higher than expected contingent collection and legal fees during the quarter as a result of improved collections related to tax season, as well as increased interest expense associated with lender participation on several newer portfolios. This lender participation is being driven by better than expected performance on financed portfolios; however shows up as increased interest expense during the quarter.

                     Revenue for the quarter for this subsidiary was in line with our expectations of $18.2 million; however, the net income was slightly below our expectations at $1.4 million. Additionally during the quarter, NCO Portfolio continued to incur impairment charges on several of our older portfolios. This trend has continued to slow down since the majority of problematic portfolios that were purchased prior to downturn in economy have become impaired. As we have discussed in prior calls, portfolios that become impaired go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on our books.

                     As we saw in the last quarter, the availability and pricing of portfolios in the marketplace continued to be improved.

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                     We deployed $18.2 million of which NCPM's portion was $12.1 million. While our ability to purchase at our range has improved over the last several quarters, we continue to be cautious about the sustainability of this trend since there appears to be a significant influx of capital being deployed in the market and we have seen some deals priced outside of any rational targeted level of profitability. It is our belief that the poor overall investment returns of the market have led new investors to make capital available to debt buyers at a lower net returns than the risk inherent in this business should warrant.

                     As discussed in our last quarterly call, we will continue to focus on purchases of larger, more predictable pools of accounts, as well as the current small purchase market where we typically source the majority of our buys.

                     Additionally, during the quarter we began to explore the feasibility of purchasing commercial accounts. This new program will be launched as early as the third quarter of this year.

                     In addition to our normal ongoing expense control and reduction process, we continue to focus on many new initiatives. We continue to focus on reengineering all back office functions to eliminate labor intensity and reduce expense. We have completed the reengineering of our purchase data environment to allow access to the information via subscription pricing. This initiative, in conjunction with our newly formed business analytics department, will yield tangible benefits to our clients in the form of better operational performance and to our shareholders in the form of better financial performance.

                     In our continuing quest to better understand every aspect of our revenue, costs and profitability down to the client level, we have begun a financial systems review that will ultimately result in a reengineering of some of our financial areas. In addition to the analytical benefits of such endeavor, it will also create competitive advantage of how we interface with and report to our clients.

                     During the quarter we consolidated four facilities in the Baltimore/D.C. area into one facility. This new facility will ultimately house over 800 NCO associates.

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                     Many of the initiatives I've just mentioned are ongoing and will take time to implement, yet they are key to our mission of dominating this industry and creating long term value for our shareholders. They are also examples of the ongoing tactical focus that is required to ensure that NCO operates at the most efficient levels to offset the ongoing expense inflation as a result of a low business growth environment.

                     I am pleased to report that the RevGro acquisition has been integrated into our platform, and we are focused on working with the acquired clients to understand their needs and bring them into the NCO family.

                     During the quarter we continued to focus on compliance. We met all of our current requirements under HIPAA, we formalized our plans for implementation of the remaining components of the Sarbanes-Oxley Act, and we formalized a new executive position for government and regulatory affairs.

                     During the quarter our revenue attainment, which is the amount of revenue we derive from a given amount of business, improved slightly primarily as a result of tax season.

                     Our efficiency of labor, which showed the amount of labor utilized to drive revenue including the amount of new client labor drag, declined slightly in this quarter. However, the efficiency of labor was extremely high last quarter and the efficiency of labor this quarter is still higher than the first three quarters of 2002 and all of 2001.

                     Revenue per CTE, or calculated time equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, improved due to managing our payroll expense structure to our revenue levels. It was approximately $6,114, $7,065, and $6,792 per month in January, February and March, respectively.

                     Labor cost, which shows the cost of an average employee in the company over time, was slightly higher than last quarter. The ongoing integration, as well as further deployment of NCO personnel in Canada and India, will help to continue to maintain and ultimately reduce this average.

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                     We received a lot of calls from investors questioning our
                     tenure and collections per employee on our purchase portfolio. During the first quarter, our average tenure was
                     1.7 years and our average collections per collector in that that division was $17,617 per month.

                     We continue to receive calls from investors and the press regarding anticipated IRS bid. During the quarter, we responded to the IRS request for information. While the enabling legislation needed for this opportunity to move forward has not yet been passed, we believe that it will be forthcoming and we will continue to focus all appropriate efforts on capitalizing on this opportunity.

                     During the quarter we continue to focus on the long-term collection contract that gave rise to the financial restatement we announced last quarter. From an operational and collections standpoint, this contract performed as expected during the quarter; however, the amount of incremental net deferred revenue was greater than expected partially due to an increase in new placements during the first quarter.

                     As I stated earlier, during the first quarter, the company deferred an additional $1 million of net revenue into future periods. This represented a $2 million swing from the company's original expectation that it would recognize during the quarter approximately $1 million of previously deferred net revenue. Please keep in mind the deferral component of this contract represents the difference between the cash compensation received from our clients and earned bonus to date, and the amount of revenue we were able to recognize under GAAP.

                     The numbers I have quoted represent the net effect of the deferral aspect of this contract on our revenue during the quarter. This trend of greater than expected deferral caused by increased placements is currently not expected to give rise to any changes to our overall 2003 guidance.

                     With that said, we are maintaining our 2003 guidance at $1.55 to $1.65 per share. For the second quarter we

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                     currently expect earnings per share of 37 cents to 43
                     cents. This range is slightly wider than normal, in order to provide conservatism as it relates to potential incremental net revenue deferral during the second quarter.

                     I'll now turn the call over to Steve Winokur for a financial review of the quarter.

Steve Winokur:       Thanks, Michael. As we run through the numbers, I want to
                     make sure that everyone understands that everything has been restated for the accounting change for the long-term contract we announced last quarter. We'll spend some additional time today further explaining the impact of the contract on our current numbers.

                     Revenue for the first quarter of 2003 was $189 million. This represents a $1 million or 0.5% increase from the first quarter of last year, and an increase of $16.8 million or 9.8% over last quarter.

                     Breaking down the revenue components, U.S. operations produced $173.1 million this quarter compared to $171.4 million last year, and $156.8 million last quarter. This represents an increase of 1% over the first quarter of last year and an increase of 10.4% over last quarter. U.S. operations included revenue of $12.3 million from services performed for Portfolio Management during the first quarter of last year compared to $8.3 million last year and $10.2 million last quarter.

                     The increase in U.S. operations revenue over the first quarter of last year was primarily attributable to the acquisition of Great Lakes in August of 2002 and the acquisition of RevGro in December 2002. Great Lakes and RevGro contributed $8.7 million and $5.2 million, respectively, to the U.S. operations first quarter revenue. The increase in U.S. operations revenue over last quarter was attributable to the normal seasonal lift experienced in the first quarter and a full quarter of revenue from the RevGro acquisition which was completed late in the fourth quarter of last year.

                     In comparing the revenue from one period to another, we do need to consider the effects of the revenue recognition related to the much discussed long-term collection

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                     contract. Please keep in mind that when we discuss the
                     effects of the new revenue deferrals or recognition of revenues previously deferred, we are not adjusting back to our prior method of accounting. We are just discussing the timing differences between the revenue we received in cash from our clients versus the revenue we recognize in accordance with GAAP.

                     In regards to this contract, we do not recognize any revenue until all contingencies surrounding that revenue have been eliminated even though the company has already been paid the base collection fee or historical information indicates that the current level of performance will most likely result in the company earning a bonus on the contract. To the extent the company believes a penalty is probable and exceeds the amount of revenues deferred, the company will recognize that penalty in the period the determination is made.

                     The net effect of all these issues is that each quarter, based on several factors, the company will either defer additional revenue into future periods or it will recognize additional revenue in the current period. Bear in mind that the current revenue being deferred has already been received in cash from our client.

                     Last year in the first quarter we recognized $9.1 million of additional revenue. This year in the first quarter we've deferred $1 million into future periods. As we'll discuss later in the call, all expenses related to these collections stay in the period where they were incurred. This can make expense analysis a bit more difficult.

                     NCO Portfolio Management produced $18.2 million of revenue this quarter compared to $16.3 million for the same quarter last year, and $16.7 million last quarter. This represents a 12.1% increase over the same quarter last year, and as 9.4% increase over last quarter. However, it's interesting to note that NCO Portfolio's increase in collections was much higher than revenue. NCO Portfolio had collections of $36.7 million during the first quarter compared with $27.3 million for the same quarter last year, and $34.6 million last quarter.

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                     NCO Portfolio collections are allocated between revenue and amortization of the purchase price. During the first quarter of 2003, 49% of collections were recognized as revenue. The remaining 51% went to amortized carrying value of the required portfolios. For the same period last year, 60% of the collections went towards revenue and 48% of the collections went toward revenue in the last quarter of last year.

                     The decrease in the percentage recognized as revenue compared to last year was partially the result of aging files where, like the home mortgage, as the file ages more goes to amortization and less to revenue. In addition, on newer files the lower revenue recognition is a result of lower future expectations based on the decreases in consumer payments patterns experienced during 2003 being projected into the future.

                     International operations represented $15.8 million of revenue compared to $10.6 million last year and $13.1 million last quarter. This represents 47.9% increase over the same period last year and a 19.9% increase over last quarter.

                     Included in the international operations revenue for the first quarter of 2003 was $5.8 million from work performed for U.S. operations. The first quarter of last year's and last quarter's revenue for international operations included $2 million and $4.2 million, respectively, related to the work performed for U.S. operations. This increase reflects the expansion of our utilization of cross border services to maximize our profitability while maintaining the highest levels of service for our clients.

                     Moving on to expenses, payroll and related expenses represented 46.7% as a percentage of revenue as compared to 45.8% last year and 48.7% last quarter. The increase in payroll and related expenses as percent of revenue from last year was attributable to the $9.1 million of additional revenue recognized in the first quarter of 2002 versus the $1 million of revenue deferred in the first quarter of 2003 related to the long-term contract. The operating expenses related to the additional revenue recognized last year were originally expensed when they were incurred which means there were no expenses charged against the revenue last year. This year we have expenses incurred where the revenue will be recognized in the future.

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                     Excluding the effects of the long-term collection contract, payroll and related expenses as a percentage of revenue actually decreased this quarter over the same quarter last year.

                     As we've discussed in prior quarters, NCO's continuing efforts to contain costs have kept payroll costs in line despite the challenges posed by the current collection environment.

                     Selling, general and administrative expense increased as a percentage of revenue from 32.5% for the first quarter of last year to 36.5% for the current quarter. This is down from 37.2% last quarter.

                     Part of this increase was attributable to the incremental revenue recognized in the first quarter of 2002 from the long-term collection contract. The remainder of this increase was attributable to higher collection expenses. These expenses included additional legal and forwarding costs attributable to forwarding higher volumes of delinquent accounts to our attorney network.

                     The same challenging collection environment that causes certain collection expenses to rise can also create a situation in our purchase portfolios where the future cash flows are not expected to recover the current carrying value. Accordingly, we take an impairment charge on those portfolios to bring the carrying value and the future expectations of cash flows in line with each other.

                     SG&A included $330,000.00 of those impairments this quarter, including $20,000.00 of impairments from the international portfolios. Some of these impairments were from files that were already being accounted for on a cost recovery basis and while they don't produce any incremental revenue, further degradation in the expected future cash flows can result in an impairment expense in the current quarter. Conversely, improvements in the future outlook do not have an effect on the current revenue. The files continue to be impaired and if additional collections occur after the cost basis is recovered, 100% of those collections will go to revenue.

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                     The combined carrying values of the impaired portfolios was
                     $7 million or 4.6% of NCO Group's total portfolios as of March 31, 2003, compared to $7.5 million or 5.5% for the first quarter of 2002 and $6.1 million or 4% last quarter.

                     Our EBITDA margin for the quarter declined to 16.8% as compared to 21.7% for the same quarter last year, an increase from 14.1% last quarter. Once again, the $10.1 million flux is deferred income from the long-term collection contract. That is from a $9.1 million increase last year to a $1 million deferral this year, has a direct affect on our EBITDA margins.

                     Net income for the first quarter of 2003 was $11.2 million or 41 cents per share on a diluted basis, as compared to net income for the first quarter of 2002 of $17.4 million or 61 cents per share. Net income of $6.8 million or 26 cents per share was recorded last quarter.

                     Lastly, some notes on financial conditions. As of March 31, 2003, the company has $30.7 million of cash and equivalents. During the quarter, $18.2 million of new portfolios were acquired with a face value of $480.2 million. Capital expenditures in the first quarter were $5.5 million or 2.9% of revenue for the quarter.

                     During the quarter, we continued the push to reduce our outstanding receivables. Traditionally, receivables will increase this quarter due to increased business. Our accounts receivable balance increased to $94.2 million this quarter from $86.9 million last quarter. However, the days remained constant at 48 days and it's consistent from one quarter to the next. However, if you exclude the accounts receivable acquired with RevGro in December, as Michael was discussing, the days outstanding would have decreased from 47 days last quarter to 45 days this quarter.

                     Cash flows from operations were approximately $17 million.

                     I'd like to walk you through a little bit about our financing activity during the quarter. During the first quarter, NCO Portfolio borrowed $1 million from the
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                     revolving credit facility to fund the purchase of accounts receivable portfolios. NCO made overall loan repayments of $9.1 million against our revolving credit facility including a $1.6 million repayment by NCO Portfolio. NCO Portfolio had $36.3 million outstanding on their sub facility and zero available as of March 31, 2003. Including NCO Portfolio's $36.3 million of borrowings, NCO had a total of $185.1 million outstanding on our credit facility and $54.2 million currently available. As Michael stated, we have already paid down an additional $6.5 million in the second quarter.

                     The availability of the overall facility does ratchet down $5.2 million per quarter and the availability under NCO Portfolio's facility with NCO Group ratchets down $3.8 million per quarter until it reaches $25 million. NCO Portfolio also has separate nonrecourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio borrowed $6.1 million under this arrangement and made $5.9 million of repayments during the first quarter. As of March 31, 2003, the total outstanding under the Cargill facility was $17.8 million.

                     NCO Portfolio also repaid $579,000.00 of a securitized debt this quarter reducing the balance to $34.9 million. All the remaining purchases made by NCO Portfolio were paid out of the current operating cash flow.

                     Now I'll turn things back to Michael.

Michael Barrist:     Thanks, Steve. Operator, can we please open up for
                     questions?

Operator:            At this time, if you would like to ask a question, please
                     press star, one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from David Scharf.

David Scharf:        Michael, as you look at kind of the business mix and where new business activity is coming from, is it primarily with contingency placements or is it more on the first party
                     side? And in general is the mix of your revenue changing at all versus a year ago?
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Michael Barrist:     It really hasn't changed. I mean, in the third and fourth
                     quarter the contingency side of the business seemed a little stronger, but as we came into the first quarter outsourcing of the pre-charge off work has been extremely strong. We did not see as much of a fall off coming out of the first quarter as we have in prior years relative to clients cutting back on needs because delinquencies may be coming down. So right now we are pretty consistent with our prior periods and with the mix of the business and the opportunities in the business.

David Scharf:        Okay. And on the more discretionary first party business,
                     it seems like over the last couple of quarters you've seen the sales cycle start to pick up a little steam here in terms of companies pulling the trigger. Is the pricing - -
                     I mean a lot of that is kind of per head on a fixed basis.
                     What is the pricing of the first party business look like versus I guess a couple of years ago, as we headed into this downturn? Has that been shifting around as much?

Michael Barrist:     It hasn't shifted around much in the last six quarters. The reality is every client in the world wants you to go faster, better, cheaper. It is a per FTE type business for the most part. We are moving stuff off shore as part of an initiative to help our clients drive down their average cost per FTE. But, all in all, no more than the normal price pressures. I wouldn't say that there's a huge movement in order to bring down pricing. I think clients clearly understand what they cost. And the value proposition that if they bring pricing too far down to the level of a telemarketing level person that they're not going to get the desire return they want.

                     Although, foreign labor initiatives is a big issue with a lot of clients, and again to the extent that we bring down the average cost of an FTE from the mid fours into the high twos to low threes by blending India and Canada is something that they all want to do. And the good news is we're driving some incremental business out of that. Not just reselling existing business offshore.

David Scharf:        So the 1,600 bodies you want to have off shore by year end that's out of how many total?

Michael Barrist:     Right now the company has 8,600 FTE's.

David Scharf:        Okay.

Michael Barrist:     So it's about an five to one offshore rate and the majority of those bodies basically 100 to 150 of them will be engaged in consumer type services. A remainder of them will all be on a fee per FTE basis.

David Scharf:        Got you. And just last question, regarding guidance it
                     sounds like you reiterated your annual guidance $1.55 to $1.65. Just kind of looking at the mid points of both the annual and Q2 forecast, it would imply the second half is largely consistent with the first half which, you know, would be a big switch in terms of the normal seasonal patterns. What's going on there? Is there any new business forecast in the back half or are there issues with just revenue recognition from the deferred contract? Why would we expect relatively flat half?

Michael Barrist:     It's a combination of a lot of issues. Certainly revenue
                     recognition is part of it. It's a combination of what's on horizon for new business, how the expenses flow through the year and that's the budget we put together and we're tracking right on to that budget.

David Scharf:        Got you.  Thanks a lot, guys.

Operator:            Your next question comes from Bill Warmington.

Bill Warmington:     Good morning, everyone. Question for you on NCPM's
                     contribution. Given that it's going to be contributing it sounds like five to ten cents per quarter, and this is on NCPM shares, over the next three quarters versus last year where it was contributing 13 to 20 cents per quarter, how is that reduction going to be made up? Is there new business that's slotted to come on? It seems like the tone on the new business side has improved somewhat for you.

Michael Barrist:     In NCPM dollars, them being a few cents short does not have a dramatic impact on our earnings because of the minority interest component of how they interface with our financials.

Bill Warmington:     Right. Right.

Michael Barrist:     Absolutely correct that NCPM at this point in 2003 is
                     performing below our original expectations of where they would be for the year. Other business happening in our world, new business opportunities, further refinements and how we run the business are making up for that.

Bill Warmington:     How is the split currently between the first party work and the third party work in terms of if you look at your overall revenue mix?

Michael Barrist:     I don't have that number in front of me right now, Bill,
                     but it is consistent with the prior quarters.

Bill Warmington:     Okay. And how about the margin differential between those
                     businesses?

Michael Barrist:     Margin, as we've always talked about, we price them on the same model. The margin in the outsourcing business had kind of dipped below the contingent at a point last year and now it's back up to consistent or better. I think that's indicative of some growth areas. You know margins always seem to miraculously improve when you have growth.

Bill Warmington:     Final question for you on the IRS opportunity. It seems
                     that given your education contract you seem to be well positioned to capture that business or a portion of that business. And can you give us a little thought in terms of what you think the size of the opportunity would be and the timing?

Michael Barrist:     Well it's one of those things you don't want to take
                     anything for granted. We've heard lots of different stories, but our guess is they're going to hire ten vendors and it could be 500 FTEs per vendors. Whether that comes to be or does not come to be or they roll it out slower or faster, there's not a whole lot of information to gauge that on considering that the enabling legislation needed to get this thing done isn't even there yet.

Bill Warmington:     Yeah. All right. Well thank you very much.

Operator:            Your next question comes from Dorothy Thompson. Ms.
                     Thompson, your line is open.

Thatcher Thompson:   Maybe you mean Thatcher Thompson.

Michael Barrist:     Hey, Dorothy. Good morning.

Thatcher Thompson:   Good morning. It doesn't feel like Kansas. The deferred
                     revenue this quarter, when you have a swing like that - - a $2 million swing from your budget and actual, is it - - and all the expenses been captured in the first quarter, is that pure profit to you as it comes back into the income statement?

Michael Barrist:     Yes.

Thatcher Thompson:   And how big is the deferred revenue balance on the balance sheet this quarter?

Steve Winokur:       I don't have the number right now because we haven't
                     disclosed it yet, but we told you basically that the net between the bonus receivable and the deferral accounts went up by a million dollars.

Thatcher Thompson:   So it's a million above what we saw fourth quarter?

Steve Winokur:       Correct.

Thatcher Thompson:   Okay. And then you mentioned 1,600 seats off shore by
                     year-end. How many do you have off shore right now?

Steve Winokur:       About 300.

Michael Barrist:     About 300 in India and 800 in Canada.

Steve Winokur:       Right.

Michael Barrist:     We count Canada in that statistic. That's 1,100 seats right now today.

Thatcher Thompson:   Okay. And your cap ex this quarter was the lowest we've
                     seen a while running 2.9% of revenue. Is it becoming less capital intensive or did you invest a lot last year that doesn't need to be invested this year?

Steve Winokur:       I really think it's just timing of how everything falls.

Michael Barrist:     The move certainly exaggerates some of the cap ex last
                     year. I wouldn't read anything into it being low for this quarter. It should be back up to where it should be for the remainder of the year with some of the initiatives we have going on.

Thatcher Thompson:   Okay. And then Michael, finally you mentioned you're not
                     projecting any change in consumer spending patterns for the rest of this year. You obviously saw some interesting affect in March due to the war and it appears a bit of a snapback in April. Consumer confidence is moving upwards.
                     Just give me your sense on why you think the consumer is going to continue to be weak for the rest of the year?

Michael Barrist:     First of all, the war did not give us the exact reaction we would have thought. I mean we saw the fall off from the war. When we got the positive results from the war we saw some improved consumer spending and then as it got towards the end of April as the rest of the world was saying that consumers were behaving better we saw a lot of fall off with consumers that has now picked back up again. So our concern is that we have seen changes in consumer spending patterns before that we don't follow exactly with consumer spending, and the fact that consumers are out spending some money doesn't necessarily mean that they're paying us because as we've talked about before we are at the lowest level of discretionary consumer spending. Consumers feel good about winning the war and they go out and buy a color
                     TV. That's great. But we're trying to get them pay, as we always say, for the TV they bought three years ago they get no current gratification for.

                     So we do not see any improvement right now. We are back to status quo, which is the good news after the little flux we got with the war, but we are not seeing any improvement and I'm not so sure that the rest of the world is seeing an improvement other than a dip and a bounce back.

Thatcher Thompson:   Okay.

Michael Barrist:     But we'll see.

Thatcher Thompson:   Okay. Thank you.

Operator:            Your next question comes from Jason Voss.

Jason Voss:          Just very simply, I missed the total debt number. Thanks.

Steve Winokur:       $185 million but I'll get you the exact. I'm sorry, $185.1 million; $36.3 million of that is from NCO Portfolio.

Jason Voss:          Thank you very much.

Operator:            Your next question comes from Jeff Salson.

Jeff Kessler:        It's actually Jeff Kessler at Lehman and I'm not Dorothy
                     either. But quick question on have you seen as the market has changed over the course of the last quarter to two quarters any of the vertical market sources essentially of the types of debt that is being recovered, has that mixture changed at all?

Michael Barrist:     The mixture of business coming in hasn't change. I will
                     tell you that the marketplaces have been different. The business to business marketplace has been more difficult than the consumer marketplace, and I think that's indicative of the fact that small business has struggled pretty hard for the last couple of quarters, and as we talk about the value price quotient of do you do it in house, do you do it out house. You know, it's been a little more difficult of an environment to get traction in although
                     March was better than February and April was better than March. So we've seen a positive trend in the sales side there as well more recently. The general markets that we service from a sales perspective and from a collectability perspective they've all performed pretty consistently.

Jeff Kessler:        Also one other question. Where are you in terms of
                     completing your systems integration? How much is left out there in terms of outlying systems that have not been brought into your central system?

Michael Barrist:     We run a centralized data center in Horsham. We have a
                     small bit of data center in Atlanta, which is slated to move back here over the next couple of months. So basically we are on one systems platform right now, down to our target of two software packages with the exception of a small healthcare component of the business that we're outsourcing that runs on the same hardware that we're not going to transition, and our UK subsidiary runs on a separate software application that's not scheduled to transition. Other than that, everything else is converted and integrated, and right now we're still doing some movement of data across data directories and stuff like that. But there are no current scheduled data conversions right now which has been a nice phenomenon that's slowed down a lot over the last three to six months to allow us to work on some future developments for the first time in a long time.

Jeff Kessler:        And so this is not a source of big cap ex going forward?

Michael Barrist:     It is not, but there are several initiatives on the plate
                     relative to the financial systems review, and we're doing some data security enhancements in the current year and into next year. Upgrades that we need to do to better bind ourselves with our banking clients, and more importantly the IRS has made it very clear that data security is going to be a major part of their selection criteria. And since we planned to do those upgrades anyway, we've expedited those to try and have them completed by the time the bid really gets going. So all of those things were built, though, into our cap ex budget for the year.

Jeff Kessler:        Okay. Thank you.

Operator:            Your next question comes from Gary Steiner.

Gary Steiner:        Hi. I just wanted to get a little more clarity again or
                     just make sure I understand this right in terms of this long-term contract. So you expected, Steve, an incremental
                     $1 million benefit. Instead you had to defer $1 million. So the actual swing relative to your expectation was $2 million. Is that correct?

Steve Winokur:       That's correct.

Gary Steiner:        Okay. And all of that flows to the bottom line, is that
                     also correct?

Steve Winokur:       Net of taxes, but yes.

Gary Steiner:        Okay. So the incremental impact relative to your
                     expectations perhaps a quarter ago when you gave guidance for this quarter was negatively affected by roughly four cents a share? Is my math right?

Steve Winokur:       That's about right.

Gary Steiner:        Okay. Now in terms of your guidance for the second quarter, what assumption to you have built into your model in terms of this contract and the impact that it's going to have?

Michael Barrist:     We've obviously updated our model with what we've seen in
                     the first quarter and taken that into consideration in how we're prepared our estimation of where the second quarter is going to land, and that's one of the other reasons why we've widened the guidance range a little bit to give some comfort to us internally that there is a wider range of variability than we expected there to be in the modeling process. So we've taken that into consideration in the guidance.

Gary Steiner:        Okay. But I mean I guess the fact that you had a negative
                     hit in the first quarter does that mean that you're more likely to have a positive impact in the second quarter or is that not the right conclusion?

Michael Barrist:     I would not draw that conclusion. That is actually the
                     wrong conclusion. The problem with this is when you look at the mathematics of this it takes a very long time to get your arms around it and everything that happens, the amount of new business that comes through the door creates almost
                     100% deferral in the front end. As business moves through the process things transition to 100% revenue dollars, and then at the back end there's a settlement with them and then there's more incremental dollars. So it's a very complicated budget process. Just because we lost some dollars in the first quarter does not mean you will get them back in the second quarter.

Gary Steiner:        My recollection was that essentially the more revenue you
                     generate with this particular client the more the earnings sort of get deferred. Can we draw the conclusion that part of the slippage in the first quarter is because you are doing a little bit better on this particular contract?

Michael Barrist:     The collections were raised in the first quarter above our expectations, and also new placements increased with the client which also if you think about the front end with the scenario we painted with the guarantee, at the front end when you first get new accounts in the door basically all of your dollars are getting deferred because you're working towards a benchmark. So the fact that more placements come to the front door made up a portion of it.

Gary Steiner:        Great. I guess just the last thing, I think you or Steve
                     had said earlier that for the full year you were still comfortable in terms of your guesstimate of what the impact that this contract would have on the full year number, and I forget what that number was. I think it was something like a positive four cents in that range. And I was just wondering I guess (a) what your level of confidence in that number is, and what you think the potential variability around that number could be? In other words, if you do a little bit better could that positive impact totally go away, could it be a negative five cents; maybe just a sense of magnitude there.

Michael Barrist:     Right. And I think we've expressed that we have comfort in our overall guidance. I mean the fact that the first quarter had a $2 million swing does change our view on what the effect of this year would be, but the effect of this year was always deemed to be basically neutral. I mean a plus four cents versus a minus. I mean in the scope of the size of this contract, you know, it was considered to be a transitionary year much like last year, and then you go into an area where you're recouping a lot of the previously deferred dollars. So it has changed our view down slightly.
                     I'm not comfortable giving you an exact number right now other than, you know, it's not going to take you - - I don't believe it's a negative number at this point. It will be a positive number for the year and we're still comfortable with our guidance.

Gary Steiner:        Okay. Thanks a lot.

Operator:            There are no further questions at this time.

Michael Barrist:     Great. Thank you. Thank you everyone again for joining our call. If you have further questions please feel free to call Brian Callahan, Steve Winokur or myself and we will always attempt to answer those questions to the best of our ability within Regulation FD. Thank you.

Operator:            This concludes today's teleconference. You may now
                     disconnect.


[End of Conference Call]